The Directors Gambling.com Group Limited 22 Grenville Street St. Helier Jersey JE4 8PX	March 23, 2023

Dear Directors,

Gambling.com Group Limited (the Company) Amended and Restated 2020 Stock Incentive Plan (the "Plan")
We have acted as Jersey legal advisers to the Company in connection with the registration statement on Form S-8 to be filed on or about March 23, 2023 (the "Form S-8") relating to the Plan.
Under the Plan, the Company has granted, and may from time to time grant, awards relating to Plan Shares (as defined below) to employees, employed directors, non-employee directors, consultants, and/or advisors of the Company or one of its subsidiaries (each, an award holder).
1.DOCUMENTS EXAMINED AND RELATED MATTERS
1.1For the purposes of this opinion we have examined and relied upon copies of the following documents:
1.1.1a draft of the Form S-8 in the form in which it is to be filed with the US Securities and Exchange Commission; and
1.1.2the Company's memorandum and articles of association.
1.2For the purposes of this opinion, we have, with the Company's consent, relied upon a certificate or other written confirmation of an officer or employee of the Company or its subsidiaries as to matters of fact, without having independently verified such factual matters.
1.3For the purposes of this opinion, we have not:
1.3.1examined any other document relating to the Plan or the Plan Shares (including, without limitation, any document incorporated by reference in, or otherwise referred to in, the Form S 8); and

1.3.2undertaken any exercise that is not described in this opinion and, in particular, we have not conducted any searches or enquiries in relation to the Company at any public office or registry in Jersey.
1.4In this opinion:
1.4.1non-assessable means, in relation to any Plan Shares, that no further sum shall be payable by a holder of those Plan Shares in respect of the purchase price of those Plan Shares pursuant to an award made under the Plan; and
1.4.2Plan Shares means an aggregate of [729,407] ordinary shares of no par value each in the capital of the Company which are to be issued or transferred to an award holder pursuant to, or in connection with, an award made or to be made under the Plan.
1.5In this opinion, headings are for convenience only and do not affect its interpretation.
2.ASSUMPTIONS
In giving this opinion, we have assumed:
2.1that the rules of the Plan have been properly adopted by the Company and that the Plan has been, and will at all times be, (i) operated in accordance with its rules and (ii) legal, valid, binding and enforceable in accordance with its terms;
2.2that the Company's board of directors (or a duly authorised committee thereof or a duly authorised person or persons appointed by the board of directors as an administrator in respect of the Plan):
2.2.1has authorised and granted all existing awards relating to Plan Shares; and
2.2.2has resolved to satisfy all existing awards relating to Plan Shares, in a manner consistent with the board's or committee's or administrator's (as the case may be) fiduciary duties and in accordance with the rules of the Plan and the Company's articles of association;
2.3that the Company's board of directors (or a duly authorised committee thereof or a duly authorised person or persons appointed by the board of directors as an administrator in respect of the Plan):
2.3.1will duly authorise and grant all future awards relating to Plan Shares; and
2.3.2will resolve to satisfy all future awards relating to Plan Shares, in a manner consistent with the board's or committee's or administrator's (as the case may be) fiduciary duties and in accordance with the rules of the Plan and the Company's articles of association;
2.4that all Plan Shares currently in issue which may be transferred to an award holder under the Plan in settlement of an award have been validly issued and are credited as fully paid;
2.5that a meeting of the Company's board of directors (or a duly authorised committee thereof or a duly authorised person or persons appointed by the board of directors as an administrator in respect of the Plan) has been, or will be, duly convened and held at which it was, or will be, resolved to allot and issue, or (where applicable) approve the transfer of, the Plan Shares to the relevant award holder;

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2.6that no allotment and issue of Plan Shares will result in:
2.6.1a breach of any authority to allot ordinary shares conferred on the directors of the Company by the shareholders of the Company; or
2.6.2a breach of any pre-emptive or anti-dilution provision in the Company's memorandum and articles of association; or
2.6.3the number of shares reserved for issue under the Plan being exceeded; or
2.6.4the authorised share capital of the Company being exceeded;
2.7that no Plan Shares have been, or will be, issued at a price less than their issue price;
2.8that all Plan Shares have been, or will be, duly allotted and issued and (where applicable) transferred, in accordance with the Company's articles of association;
2.9that prior consent of the Jersey Financial Services Commission pursuant to Article 4 of the Control of Borrowing (Jersey) Order 1958 (the "COBO Law") will be obtained in connection with the issuance of awards under the Plan to persons who do not fall within the categories of persons set out at Article 6(1) of the COBO Law;
2.10that the transferee of any Plan Share will have: (i) the capacity, power and authority; (ii) taken all necessary action; and (iii) obtained or made all necessary agreements, approvals, authorisations, consents, filings, licences, registrations and qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any agreement binding on it), to become the registered holder of that Plan Share in accordance with all applicable laws;
2.11the authenticity, accuracy, completeness and conformity to original documents of all documents and certificates examined by us;
2.12that all signatures purporting to be on behalf of (or to witness the execution on behalf of) the Company or any officer of the Company or of one of its subsidiaries are genuinely those of the persons whose signatures they purport to be;
2.13that the Company is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due or bankrupt (as defined in Article 8 of the Interpretation (Jersey) Law 1954) as a result of the creation or performance of the Plan or the issue or transfer of Plan Shares pursuant to the Plan;
2.14that there is no provision of any law (other than Jersey law) that would affect anything in this opinion; and
2.15that no event occurs after today's date that would affect anything in this opinion.
3.OPINION
As a matter of Jersey law and based on, and subject to, the assumptions and limitations set out in this opinion, we are of the opinion that, in relation to the Plan Shares to be allotted and issued, or transferred, to an award holder under the Plan in settlement of the award holder's award, upon the:
3.1receipt in full by the Company of all amounts payable by the award holder under the Plan in respect of the award holder's award; and
3.2entry of the name of the award holder as the holder of those Plan Shares in the Company's register of members, those Plan Shares will be validly issued, fully paid and non-assessable.
4.JERSEY LAW
This opinion is limited to matters of, and is interpreted in accordance with, Jersey law as at the date of this opinion. We express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention, or any changes in law which may occur, after the date of this opinion.

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5.BENEFIT OF OPINION
5.1This opinion is addressed to the Company in connection with the registration of the Plan Shares under the US Securities Act of 1933.
5.2We consent to the filing of a copy of this opinion as an exhibit to the Form S-8 and its filing with the US Securities and Exchange Commission.
Yours faithfully
/s/ Carey Olsen Jersey LLP
Carey Olsen Jersey LLP

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